EXECUTION COPY	Exhibit 4.2

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TECHNOLOGY TRANSFER AND LICENCE AGREEMENT

THIS AGREEMENT is made the 25th day of September 2015 (“Effective Date”)

BETWEEN

1	IONTAS LIMITED, a company incorporated under the laws of England (Company No. 06785483) with its registered office at 82B High Street, Sawston, Cambridgeshire CB22 3HJ, United Kingdom (“Iontas”);

2	AGENUS INC., a company incorporated under the laws of Delaware with its principal place of business at 3 Forbes Road, Lexington, MA 02421-7305, USA (“Parent”, and on behalf of itself and its affiliates, “Agenus”); and

3	4-Antibody AG a wholly owned subsidiary of Parent incorporated under the laws of Switzerland with its principal place of business at Hochbergerstrasse 60C, CH-4057 Basel, Switzerland (“4AB”).

BACKGROUND

1	Iontas is a private biotechnology company focused on the development of novel antibody therapeutics through the use of its proprietary antibody phage display platform.

2	Parent is a public biotechnology company focused on the discovery, development and commercialisation of immunotherapeutics.

3	4AB and Parent are parties to certain inter-company agreements pursuant to which they have allocated between them various rights and responsibilities associated with Agenus programs.

4	The parties have agreed to collaborate together in the performance of certain technology transfer activities, subject to the terms and conditions of this Agreement.

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AGREED TERMS

1	DEFINITIONS

1.1	In this Agreement unless the context otherwise requires, the definitions and rules of interpretation set out in this clause 1 shall apply.

1.2	“Agenus Library” has the meaning set out in clause 4.1 below.

1.3	“Agenus Training Project” has the meaning set out in clause 2.1.4 below.

1.4	“Change of Control” means, in relation to a party: (a) any transaction or series of connected transactions in which a third party becomes the beneficial owner of more than 50% of the combined voting power of such party; or (b) the transfer of all or substantially all of that party’s business or assets to a third party.

1.5	“Field” means all pharmaceutical, diagnostic and theranostic uses.

1.6	“Intellectual Property Rights” means all patents, rights in inventions, whether or not patented or patentable, utility models, copyright and related rights, trade marks, service marks, trade names, business names, domain names, rights in trade dress or get-up, rights in goodwill or to sue for passing off, unfair competition rights, rights in designs, rights in computer software, database rights, topography rights, rights in confidential information (including know-how, trade secrets, supplier details and third party contacts) and any other intellectual property rights, in each case whether registered or unregistered and including all applications for and renewals or extensions of such rights, and all similar or equivalent rights or forms of protection in any part of the world.

1.7	“Interim Period” has the meaning set out in clause 4.2 below.

1.8	“Iontas Library” means the proprietary human antibody phage display library of [********] routinely used and maintained by Iontas since 2012.

1.9	“Iontas Platform Technology” means the Iontas Library and system for expression of antibodies selected therefrom including:

1.9.1	phage display vectors, libraries, methods and associated know-how;

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1.9.2	vectors and methods for expression and purification of individual antibodies (eg IgG formatted antibodies) or antibody fragments (eg scFv formatted antibodies) in bacterial or mammalian cells; and

1.9.3	vectors and methods for expression and purification of antigens.

1.10	“Iontas Project” has the meaning set out in clause 5.1 below.

1.11	“JMC” has the meaning set out in clause 3.5 below.

1.12	“Parent Territory” means all territories in the United States of America, Canada and Mexico.

1.13	“Technology Transfer Plan” has the meaning set out in clause 3.1 below.

1.14	“Technology Transfer Term” means the period commencing on the date of receipt by Iontas of a written notice from Agenus confirming that Agenus is ready to start the Agenus Training Project, and ending on the earlier of: (a) the first anniversary of the receipt of such notice; and (b) the date 18 months from the Effective Date.

1.15	The headings in this Agreement do not affect its interpretation and, unless the context otherwise so requires:

1.15.1	references to Iontas and Agenus include their permitted successors and assigns; and

1.15.2	references to statutory provisions include those statutory provisions as amended or re-enacted.

2	AGREEMENT OBJECTIVES

2.1	The primary objectives of this Agreement are:

2.1.1	the granting of a licence by Iontas to Agenus to use the Iontas Platform Technology;

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2.1.2	the creation by Iontas, and transfer to Agenus, of the Agenus Library and all related know-how;

2.1.3	the provision, to Agenus, of access to the Iontas Library during the Interim Period;

2.1.4	to ensure that Agenus can operate the Iontas Platform Technology autonomously;

2.1.5	the development and delivery, by Iontas to Agenus’ staff, of a course of training (“Agenus Training Project”), the primary objective of which is to enable Agenus’ staff to use the Agenus Library to select antibodies independently of Iontas, as determined by reference to training milestones to be agreed in writing and set out in the Agenus Training Project sections of the Technology Transfer Plan;

2.1.6	the performance, by the parties, of their respective obligations under the Iontas Project.

3	TECHNOLOGY TRANSFER ACTIVITIES AND MANAGEMENT

3.1	The details of the parties’ respective rights and obligations in respect of the Agenus Training Project, the Agenus Library, the Iontas Project and the other technology transfer activities shall be set out in a technology transfer plan (“Technology Transfer Plan”) attached to this Agreement as Schedule 1.

3.2	In order to facilitate the technology transfer activities set out in the Technology Transfer Plan, Iontas agrees that it shall, at Agenus’ request and expense, host up to four suitably qualified and experienced members of Agenus’ staff during the initial months following the Effective Date until the earlier of: (a) the date on which all Agenus Training Project milestones have been met; and (b) the date 18 months from the Effective Date.

3.3

The technology transfer activities set out in the Technology Transfer Plan shall be considered complete when Agenus reasonably determines, having regard to previously agreed objective criteria set out in the Technology Transfer Plan, that

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the Agenus Training Project, the Agenus Library, the Iontas Project and any other deliverables set forth in the Technology Transfer Plan have been completed. Any dispute between the parties over completion shall be deal with in accordance with clause 15 below.

3.4	If requested by Agenus, Iontas agrees to provide initial access to equipment and to assist with recruitment of personnel, sourcing of equipment, and finding appropriate initial laboratory space for Agenus in Cambridge, United Kingdom. The parties will agree a mutually acceptable timeline for the completion of this task.

3.5	Within 30 days of the Effective Date the parties shall establish a Joint Management Committee (“JMC”) comprising four members, with each party nominating two members.

3.6	The JMC will be exclusively responsible for overseeing and managing the Technology Transfer Plan activities, including establishing the aims of the recruitment, monitoring progress against the Technology Transfer Plan and determining whether the Technology Transfer Plan activities have been successfully completed.

3.7	The JMC shall strive for consensus in all decisions but in the case of disagreement, decisions will be made by Agenus. The JMC shall be wound-up automatically at the end of the Technology Transfer Term.

4	LIBRARY DEVELOPMENT AND DELIVERY

4.1

As soon as reasonably practicable after the Effective Date, Iontas shall provide, exclusively for Agenus, a human antibody phage library of [********], constructed as described in the Technology Transfer Plan and otherwise compliant with any written specification set out in the Technology Transfer Plan (“Agenus Library”) and shall transfer and/or make available the materials embodying the Agenus Library, with supporting information on the diversity of selected clones as described in the Technology Transfer Plan to Agenus at a place and time to be

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agreed in writing between the parties (“Completion of Delivery”). Agenus shall own the physical materials comprised in the Agenus Library and Agenus shall, in accordance with the rights and restrictions set out in clause 6 below, have full rights and discretion to use, transfer and otherwise exploit all components of the Agenus Library for all purposes consistent with the Technology Transfer Plan.

4.2	During the period between the Effective Date and the date of Completion of Delivery to Agenus of the materials embodying the Agenus Library (“Interim Period”), Iontas shall provide Agenus with access to the Iontas Library in accordance with the Technology Transfer Plan for all purposes consistent with the Field.

4.3	All rights and title in and to any antibody leads and their derivatives ( with the exception of any antibodies generated by Iontas solely for purpose of comparing library diversity as required under 4.1) that are developed by or for Agenus as a result of such access to the Iontas Library during the Interim Period, and all Intellectual Property Rights therein, shall vest, upon creation, in Agenus, and Agenus shall be exclusively responsible for all decision-making, costs and expenses associated with the filing, maintenance and enforcement of such Intellectual Property Rights. Iontas hereby assigns to Agenus, and to the extent such assignment cannot be made at present, agrees to assign to Agenus, all its right, title and interest in and to any such Intellectual Property Rights in such antibody leads. All such antibody leads and their derivatives shall be delivered to Agenus together with any associated know-how promptly upon development.

5	IONTAS PROJECT

5.1	Immediately following the Effective Date, Iontas shall initiate an in-house, antibody drug discovery programme targeting a target to be mutually agreed as set forth in the Technology Transfer Plan (“Iontas Project”). A description of the steps required, timelines and milestones for completion of the Iontas Project shall be set forth in the Iontas Project sections of the Technology Transfer Plan.

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5.2	Iontas shall perform the Iontas Project in accordance with the Technology Transfer Plan and all applicable federal, state and local laws, rules, regulations and guidelines. Iontas shall not subcontract any portion of the Iontas Project without Agenus’ prior written consent such consent not to be unreasonably withheld or delayed. Agenus acknowledges that, as at the Effective Date, Iontas has established commercial relationships with suppliers of oligonucleotide synthesis and associated services where Iontas lacks in-house capabilities. Agenus hereby consents to the subcontracting of relevant Iontas’ obligations to such established suppliers. Iontas shall maintain at all times during the Term such staffing and resources as are sufficient to ensure that it has the ability to perform the activities set forth in the Technology Transfer Plan in accordance herewith.

5.3	The Iontas Project shall be performed at Iontas’ facility located at Babraham Research Campus, Babraham, Cambridge CB22 3AT, United Kingdom, or such other facility as may be mutually agreed by the Parties in writing (the “Facility”). Iontas shall maintain the Facility in compliance with all applicable regulatory requirements. Upon reasonable request of Agenus, Iontas shall permit Agenus personnel to be present in the Facility in order to observe the performance of the Iontas Project.

5.4	Iontas shall maintain complete and accurate laboratory and financial records related to the Iontas Project in accordance with industry standards and as required by any applicable federal, state and local laws, rules, regulations and guidelines. During the Term and for a period of two (2) years thereafter, Agenus or its designee shall be entitled to review such records during normal business hours and after reasonable notice.

5.5

Throughout the Term, Iontas will make its personnel reasonably available to Agenus to answer questions and provide updates regarding the Iontas Project and the Technology Transfer Plan. Iontas will provide monthly written updates to Agenus summarizing Technology Transfer Plan activities completed and in progress, with a level of detail and in a format reasonably acceptable to Agenus.

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Upon completion of the Iontas Project, Iontas will provide a comprehensive final report to Agenus, together with copies of all data and analysis generated in connection with the Iontas Project.

5.6	Iontas shall assign only persons with the appropriate training and qualifications to perform the Iontas Project. Iontas shall perform the Iontas Project and all other activities under the Technology Transfer Plan with care, skill and diligence, and shall use all reasonable endeavors consistent with industry standards to successfully complete such activities in accordance with this Agreement. Without in any way limiting any other remedies available to Agenus, Iontas shall re-perform, at its own expense, all activities which have not been performed in conformance with the foregoing standards.

5.7	Iontas acknowledges and agrees that the contents of all reports and all other confidential information, inventions, developments, data, discoveries, improvements, ideas and any other works of inventorship or authorship generated, conceived, discovered or reduced to practice or tangible medium by or on behalf of Iontas in connection with the Iontas Project, or which arise out of the use of Agenus’ confidential information, and Intellectual Property Rights in the foregoing (the “Work Product”) shall vest, upon creation, in Agenus, and Agenus shall be exclusively responsible for all decision-making, costs and expenses associated with the filing, maintenance and enforcement of such Work Product. Iontas hereby assigns to Agenus, and to the extent such assignment cannot be made at present, agrees to assign to Agenus, all its right, title and interest in and to any such Work Product.

6	LICENCE GRANTS

6.1	With effect from the first date of delivery by Iontas to Agenus of the materials embodying the Agenus Library, Iontas hereby grants an exclusive, royalty free licence, with the right to grant sublicenses, under all its rights in and to the Agenus Library, for all purposes consistent with the Field (i) to Parent in the Parent Territory and (ii) to 4AB in all territories other than the Parent Territory.

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6.2	With effect from the Effective Date, Iontas hereby grants to Agenus a non-exclusive, royalty free licence, with the right to grant sublicenses, under the Iontas Platform Technology (i) to Parent in the Parent Territory and (ii) to 4AB in all territories other than the Parent Territory, in each case for the purposes of, and solely to the extent necessary to:

6.2.1	access the Iontas Library during the Interim Period for all purposes set out in the Technology Transfer Plan;

6.2.2	use and operate the Agenus Library for all purposes set out in the Technology Transfer Plan; and

6.2.3	develop and commercialise, in the Field, any and all products developed by or for Agenus using the Iontas Library during the Interim Period, or using the Agenus Library at any time.

6.3	Agenus acknowledges and agrees that the foregoing licence grants do not entitle Agenus to sublicense any third party, to use the Agenus Library, the Iontas Library or the Iontas Platform Technology to operate a fee for service business offering or supplying to any other third party any antibody discovery or development services based on phage display, and Agenus undertakes to refrain from granting any rights or permissions to any person that are inconsistent with the foregoing acknowledgment and agreement.

6.4	Nothing in this Agreement shall prevent either party from pursuing, either on its own or in collaboration with any third party, any activity which does not fall within the activities expressly defined as being exclusive in this Agreement.

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7	COMMERCIAL TERMS

7.1	In consideration of the performance of Iontas’ obligations under this Agreement, and upon the occurrence (or deemed occurrence) of the corresponding payment trigger or date, as reasonably determined by Agenus, Agenus shall pay to Iontas the non-creditable and non-refundable, one-time payments set out in the following table:

No.	Payment sum		Payment trigger / date
1	$	[********]	Execution of this Agreement
2	$	[********]	Delivery of the Agenus Library
3	$	[********]	Either (a) the first anniversary of the Effective Date, provided that Iontas has performed its obligations under the Technology Transfer Plan in accordance with the timelines set forth therein, or that any failure to do so has been caused solely by the acts or omissions of Agenus and not those of Iontas; or (b) the actual date of Iontas’ completion of its obligations identified for performance during the first year of the Technology Transfer Plan if such completion has been delayed beyond the first anniversary of the Effective Date because of the acts or omissions of Iontas.
4	$	[********]	Completion of the Iontas Project
5	$	[********]	Achievement of Agenus Training Project milestones
6	$	[********]	The date 3 months after completion of the Technology Transfer Plan activities

7.2	With the exception of Milestone 1 and Milestone 6 where Iontas shall submit invoices on the respective dates in question, Iontas shall submit its invoice in respect of each payment, together with any applicable VAT, within 30 days after the date Agenus provides written determination of the occurrence (or deemed occurrence) of the corresponding trigger or date (the “Determination Date”), and Agenus shall pay each undisputed invoice without set-off or deduction within 30 days of receipt.

7.3	With the exception of Milestone 1 which shall be paid in cash, payments to Iontas will be in either cash or equity securities in the form of Agenus Common Stock valued at Fair Market Value as of the Determination Date, with the proportion payable in each form of consideration to be determined at Agenus’ discretion. For purposes of this clause, “Fair Market Value” means the average closing price per share of Agenus Common Stock on the Nasdaq Capital Market, measured over the thirty (30) Nasdaq trading days immediately prior to such Determination Date.

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7.4	Agenus shall exercise commercially reasonable efforts to either amend a current Registration Statement on Form S-3 or file a new Registration Statement on Form S-3 (in either case, the “Registration Statement”) within 120 days after the Determination Date to provide for the resale of the Agenus Common Stock issued to Iontas pursuant to clause 7.3 above. Agenus shall use its commercially reasonable efforts to cause any such Registration Statement to become effective as soon as practicable following the filing thereof.

8	INTELLECTUAL PROPERTY RIGHTS

8.1	The Iontas Library, the Iontas Technology Platform and any improvements thereto, together with all Intellectual Property Rights therein and all Intellectual Property Rights in the Agenus Library as of the Completion of Delivery, are and shall remain the exclusive property of Iontas. Subject to the foregoing, the physical materials comprised in the Agenus Library shall be the exclusive property of Agenus, as shall all Work Product under the Iontas Project. All other Intellectual Property Rights of either party in existence at the Effective Date are and shall remain the exclusive property of the party owning them.

8.2	In the event that Iontas makes any improvement to the Iontas Platform Technology it shall notify Agenus in writing of the details of such improvement and, for a period of 90 days following Agenus’ receipt of the notice, Agenus shall have the first right to negotiate the terms of a commercial licence to use such improvement and any Intellectual Property Rights therein. If no such licence is executed by the parties on or before the expiry of the 90 day negotiation period, Iontas shall be entitled to grant licences over the relevant Improvement to any third party without further reference to Agenus.

8.3	Except as explicitly set forth in this Agreement, neither party grants to the other any license, express or implied, under its Intellectual Property Rights.

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9	WARRANTIES AND INDEMNITY

9.1	Each party represents and warrants to the other that:

9.1.1	it has the corporate power to enter into this Agreement and to grant the rights and licences granted therein and otherwise perform its obligations under this Agreement;

9.1.2	it is not a party to any agreement or understanding, and knows of no law or regulation, that would prohibit it from entering into and performing this Agreement or that would conflict with the terms of this Agreement;

9.1.3	when executed and delivered by it, this Agreement constitutes a legal, valid and binding obligation of it, enforceable against it in accordance with the provisions of this Agreement;

9.1.4	it shall perform its obligations under this Agreement in compliance with all applicable laws, rules and regulations.

9.2	Iontas represents and warrants to Agenus that:

9.2.1	it will perform its obligations under this Agreement with reasonable care and skill using suitably qualified personnel who are parties to written agreements with Iontas incorporating binding confidentiality and assignment of Intellectual Property Rights provisions sufficient to permit Iontas to comply with its obligations hereunder;

9.2.2	to the best of Iontas’ knowledge and belief as at the Effective Date, use of the Iontas Platform Technology and the Agenus Library in the Field will not infringe the Intellectual Property Rights of any third party in the European Union (excluding third party Intellectual Property Rights covering antigens and other biological targets and their applications); and

9.2.3

Iontas has adequate Intellectual Property Rights, including in (i) the Iontas Platform Technology and (ii) the physical materials comprised in the Agenus Library as delivered to Agenus, to convey the deliverables and grant the rights,

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licenses and assignments promised in this Agreement, and Iontas has not transferred or conveyed and will not transfer or convey to any third party any right, title or interest in the Iontas Platform Technology where such transfer or conveyance would be inconsistent with the rights granted to Agenus under this Agreement.

9.3	Iontas agrees to indemnify Agenus against all costs, claims, damages, losses, liabilities and expenses of whatever kind incurred or suffered by Agenus including attorney’s fees on an indemnity basis as a result of claims by any third party against Agenus arising from Iontas’ breach of the warranties set forth in clauses 9.2.2 and 9.2.3 above, including those associated with any allegations that the Agenus Library or use thereof infringes any third party Intellectual Property Rights. Indemnification of Agenus by Iontas pursuant to this clause 9.2.3 is subject to Agenus: (a) notifying Iontas in writing without delay of the existence of the relevant claim; (b) refraining from making any admissions in connection with such claim; and (c) allowing Iontas to direct any defence and settlement of the relevant claim. In addition to any other remedies that may be available, in the event that the Agenus Library or use thereof actually or allegedly infringes any third party Intellectual Property Rights in the European Union, Iontas shall, within thirty (30) days after Agenus’ request and to the extent reasonably practicable, either (a) modify the Agenus Library such that it is no longer infringing without any adverse impact to functionality, or (b) obtain and pay for all necessary licenses from third parties to permit Agenus to continue full use of the Agenus Library.

9.4	Except as expressly provided in this Agreement, all other warranties, representations, conditions and all other terms implied by statute or common law are, to the fullest extent permitted by applicable law, excluded from this Agreement.

9.5

Any materials supplied by Agenus to Iontas shall be subject to the terms of a material transfer agreement in form reasonably acceptable to the parties. Agenus acknowledges that Iontas has no control over any use that is made by

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the Agenus of anything delivered to it by Iontas pursuant to this Agreement. Consequently, Agenus agrees to indemnify Iontas against all costs, claims, damages, losses, liabilities and expenses of whatever kind incurred or suffered by Iontas including attorney’s fees on an indemnity basis (“Losses”) as a result of (i) Agenus’ use of the Agenus Library delivered to it by Iontas pursuant to, and in compliance with, this Agreement (ii) performance of the Iontas Project or (iii) performance of any activities under the Technology Transfer Plan provided that such indemnity shall not extend to any Losses arising from Iontas’s wilful misconduct, recklessness or material breach of the Agreement, including breach of any of the representations and warranties in Section 9.2.

9.6	Iontas shall be entitled to require any member of Agenus personnel who visits Iontas’ premises to execute a visitor’s agreement with Iontas substantially in the form attached to this Agreement as Schedule 2 as a condition of being granted permission by Iontas to enter such premises.

10	LIABILITY

10.1	The following provisions set out the entire financial liability of each party (including any liability for the acts or omissions of its employees, agents and sub-contractors) to the other party in respect of: (a) any breach of this Agreement; and (b) any representation, statement or tortious act or omission (including negligence) arising under or in connection with this Agreement.

10.2	Neither party shall be liable, whether in contract, tort (including for negligence or breach of statutory duty), misrepresentation or otherwise for: (a) loss of profits; (b) loss of business; (c) depletion of goodwill or similar losses; (d) loss of anticipated savings; (e) loss of goods; (f) loss of contract; (g) loss of use; (h) loss or corruption of data or information; (i) any special, indirect or consequential loss or damage.

10.3	Each party’s total aggregate liability under this Agreement arising in connection with the performance or contemplated performance of this Agreement, whether in contract, tort (including negligence or breach of statutory duty), misrepresentation, restitution or otherwise, shall be limited to the aggregate of all sums paid by Agenus to Iontas pursuant to this Agreement.

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10.4	Nothing in this Agreement limits or excludes Iontas’s or Agenus’ indemnification obligations hereunder, nor either party’s liability: (a) for death or personal injury caused by such party’s negligence; (b) for fraud or fraudulent misrepresentation; (c) for breach of its confidentiality or exclusivity obligations hereunder, or (d) for any other liability that cannot lawfully be excluded or limited.

11	CONFIDENTIALITY

11.1	Each party agrees with the other, on its own behalf and on behalf of its personnel, that it will maintain as confidential and will not make any use of any private or confidential information about the other party including but not limited to its business, business plans or projections, members, customers, products, projects, promotions, or its private and financial affairs, except as expressly permitted under this Agreement.

11.2	The provisions of clause 11.1 above shall not apply to:

11.2.1	any information in the public domain, except where it has entered the public domain as a result of a breach of this Agreement;

11.2.2	information obtained by a third party who is free to divulge the same without any obligation of confidentiality;

11.2.3	information required to be disclosed in order for a party to this Agreement to meet its obligations hereunder;

11.2.4	any disclosure by Agenus or Iontas to its professional advisors, any regulatory authority or statutory auditors, subject to obligations of confidentiality at least as stringent as those set forth herein; or

11.2.5

any disclosure required by law or an order of any court of competent jurisdiction, or in pursuance of any procedure for disclosure of documents in any proceedings before any such court, or pursuant to any law or regulation having the force of

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law in any country, provided that the party required to make such disclosure promptly notifies the other party of such requirement and only discloses the information strictly required by such law or court.

12	TERM, EXPIRY AND TERMINATION

12.1	This Agreement shall commence on the Effective Date and shall, unless terminated earlier in accordance with this clause 12, continue thereafter until receipt by Iontas of the last payment (if any) due from Agenus, whereupon this Agreement shall terminate by expiry.

12.2	This Agreement may be terminated in any of the following circumstances:

12.2.1	by Agenus at any time for convenience upon 90 days’ notice in writing;

12.2.2	by Agenus at any time by notice in writing in the event that Iontas undergoes a Change of Control. In the event Agenus elects not to terminate this Agreement following a Change of Control over Iontas, Agenus shall be entitled to require Iontas to undertake heightened protective measure to protect Agenus Confidential Information on detailed terms to be determined in Agenus’ reasonable discretion;

12.2.3	by either party immediately upon notice in writing to the other in the event that that other party is in material breach of its obligations under this Agreement and, in the case of a breach which is not persistent and can be remedied, that party has not remedied such breach within 45 days of receipt of a written notice specifying the breach and requiring its remedy; or

12.2.4	by either party immediately upon notice in writing in the event that the other party goes into compulsory or voluntary liquidation (except for the purposes of solvent reconstruction or amalgamation) or a receiver, administrative receiver or administrator is appointed in respect of the whole or any part of its assets or in the event that it makes an assignment for the benefit of or composition with its creditors generally or engages in or suffers any similar procedure in any jurisdiction, and as a result fails to meet its material obligations hereunder for more than 30 days.

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12.3	Notwithstanding anything to the contrary herein, the parties agree that the licenses granted by Iontas to Agenus under this Agreement shall become fully paid-up and irrevocable upon payment of all the Milestones described in clause 7.1 totalling up to $[********] million (“License Payment”), provided that if Iontas fails to perform its obligations under the Technology Transfer Plan for which milestones are payable, or the parties mutually agree to discontinue such activities, then the License Payment will be deemed to have occurred upon delivery of the milestone payments unrelated to completion of such activities.

13	CONSEQUENCES OF EXPIRY AND TERMINATION

13.1	In the event of expiry or termination of this Agreement, the following provisions shall apply:

13.1.1	where this Agreement is terminated by Iontas for cause pursuant to clause 12.2 above prior to Licence Payment, all licences granted under this Agreement shall immediately terminate;

13.1.2	where this Agreement is terminated by Agenus for cause pursuant to clauses 12.2.2 or 12.2.3 above prior to Licence Payment, all licences granted under this Agreement shall become fully paid up and irrevocable;

13.1.3	where this Agreement is terminated by Agenus for convenience pursuant to clause 12.2.1 above prior to Licence Payment, the next payment set out in the table in clause 7.1 that would have been due but for such termination shall be deemed to fall due immediately upon Agenus’ service of the notice of termination as if the corresponding payment trigger had been completed at the date of such notice. Iontas shall submit its invoice in respect of such payment within 30 days following receipt of Agenus’ notice of termination and such invoice shall be payable by Agenus within 30 days of receipt.

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13.1.4	save as expressly set out in this clause 13, the expiry or termination of this Agreement shall be without prejudice to any rights that have accrued to either of the parties under this Agreement.

13.2	Provisions of this Agreement that are expressed to survive termination or expiry or which, from their nature or context, ought reasonably to survive termination or expiry, shall remain in full force and effect notwithstanding such termination or expiry.

14	NOTICES

14.1	Any notice, consent, agreement or official communication under this Agreement shall be in writing and shall be delivered by hand or sent by pre-paid certified airmail post or recorded delivery post to the other party at its address as set out in this Agreement, or such other address as may have been notified by that party for such purposes, or sent by fax to the other party’s fax number as may have been notified by that party for such purposes. A notice, consent, agreement or official communication delivered by hand shall be deemed to have been received when delivered (or if delivery is not during business hours, at 09.00 on the first business day following delivery). A correctly addressed notice, consent, agreement or official communication sent by pre-paid airmail post or recorded delivery post shall be deemed to have been received at the time at which it has been reported delivered by the sending postal agency. A notice, consent, agreement or official communication sent by fax shall be deemed to have been received at the time of transmission provided that no message is received by the sender evidencing a delivery failure.

15	DISPUTE RESOLUTION

15.1

The parties shall undertake good faith efforts to resolve any dispute arising from this Agreement by referring the matter first to the chief legal officer of each party and, if remaining unresolved after 30 days, then to the chief executive officers of each party. In the event of any such dispute or difference arising out of or in connection with this Agreement which the parties cannot resolve by amicable

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negotiation within 6 weeks of the onset of the dispute, the parties agree prior to any litigation first to try in good faith to settle the dispute or difference by mediation in accordance with the Mediation Rules published by the Centre for Dispute Resolution (“CEDR”). In the absence of agreement as to the appointment of the mediator, a mediator with sufficient pharmaceutical scientific, regulatory and legal experience shall be nominated by CEDR. However if the dispute relates only to the issue as to whether a milestone has been met then in that case only the mediator may make a binding decision which the parties may not appeal.

15.2	Unless otherwise agreed in writing between the parties:

15.2.1	the parties will bear equally the administrative costs of the mediation and the mediator’s fees;

15.2.2	each party further agrees to bear its own fees and costs;

15.2.3	the mediation shall last a maximum of one day; and

15.2.4	the venue for any mediation shall be London England, as reasonably agreed by the parties.

15.3	If, by 9pm on the final scheduled day of mediation, outstanding issues remain, then either party may bring legal action in any court of competent jurisdiction.

15.4	Nothing in this Agreement shall prevent either party from seeking equitable relief (including without limitation injunctive relief) from any court of competent jurisdiction.

16	GENERAL

16.1	Any variation of this Agreement shall be in writing and signed by or on behalf of the parties.

16.2

Neither party shall have any liability to the other party under this Agreement to the extent that it is prevented from, or delayed in, performing its obligations under this Agreement or from carrying on its business by causes beyond its reasonable

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control (such as an act of God or change of law) and without its fault or negligence, provided that such relief shall be available only for the duration of such cause.

16.3	Each party agrees that during the term of the agreement and for a period of 12 months after it’s expiry or termination, it shall not, whether directly or indirectly, approach, solicit or endeavour to entice away any director or employee of the other party who has been directly involved in that other party’s performance of this agreement. This clause shall not apply in respect of either party’s bona fide advertising campaigns for employment

16.4	A person who is not a party to this Agreement shall not have any rights under or in connection with it, whether under the Contract (Rights of Third Parties) Act 1999 or otherwise. Notwithstanding that any term of this Agreement may be or become enforceable by a person who is not a party to it, the terms of this Agreement or any of them may be varied, amended or modified or this Agreement may be suspended, cancelled or terminated by agreement in writing between the parties or this Agreement may be rescinded (in each case), without the consent of any such third party.

16.5	A waiver of any right under this Agreement is only effective if it is in writing and it applies only to the party to whom the waiver is addressed and the circumstances for which it is given. Unless specifically provided otherwise, rights arising under this Agreement are cumulative and do not exclude rights provided by law.

16.6	If any provision of this Agreement is found by any court or administrative body of competent jurisdiction to be invalid, unenforceable or illegal, the other provisions shall remain in force. If any invalid, unenforceable or illegal provision would be valid, enforceable or legal if some part of it were deleted or modified, the provision shall apply with whatever modification is necessary to give effect to the commercial intention of the parties.

16.7	Unless otherwise expressly stated herein, Parent and 4AB may allocate the rights, assignments and obligations of Agenus under this Agreement among

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Agenus affiliates in accordance with any intercompany agreements between them and otherwise in their reasonable discretion. Provided however that Parent shall retain all responsibility for all obligations under this Agreement including payment regardless of any such transfer of rights. Neither party shall otherwise assign, sub-contract, license, declare any trust over or otherwise dispose of any part of its rights or obligations under this Agreement without the prior written consent of the other party, such consent not to be unreasonably withheld or delayed. Notwithstanding the foregoing, either party may assign this Agreement to a third party in connection with a Change of Control or a sale of substantially all of the portion of such party’s business to which this Agreement relates.

16.8	Nothing in this Agreement is intended to or shall operate to create a partnership between the parties, or to authorise either party to act as agent for the other, and neither party shall have authority to act in the name or on behalf of or otherwise to bind the other in any way (including but not limited to the making of any representation or warranty, the assumption of any obligation or liability and the exercise of any right or power).

16.9	This Agreement together with the other documents referenced herein constitutes the entire and only agreement between the parties in relation to its subject matter and replaces and extinguishes all prior or simultaneous agreements, undertakings, arrangements, understandings or statements of any nature made by the parties or any of them whether oral or written (and, if written, whether or not in draft form) with respect to such subject matter. Each of the parties acknowledges that they are not relying on any statements, warranties or representations given or made by any of them in relation to the subject matter of this Agreement, save those expressly set out in this Agreement, and that they shall have no rights or remedies with respect to such subject matter otherwise than under this Agreement save to the extent that they arise out of the fraud or fraudulent misrepresentation of another party.

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16.10	This Agreement and any disputes or claims arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) are governed by and construed in accordance with the laws of England.

AS WITNESS the duly authorised representatives of each of the parties the day and year first before written.

SIGNED by	)
for and on behalf of	)	/s/ John McCafferty
IONTAS LIMITED	)	John McCafferty, Chief Executive Officer

SIGNED by	)
for and on behalf of	)	/s/ C. Evan Ballantyne
AGENUS INC.	)	C. Evan Ballantyne, Chief Financial Officer

SIGNED by	)
for and on behalf of	)	/s/ Christine M. Klaskin
4-Antibody AG	)	Christine M. Klaskin, Director

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FIRST AMENDMENT TO

TECHNOLOGY TRANSFER AND LICENCE AGREEMENT

THIS FIRST AMENDMENT (“Amendment”) is made as of the last date signed below

BETWEEN

1	IONTAS LIMITED, a company incorporated under the laws of England (Company No. 06785483) with its registered office at 82B High Street, Sawston, Cambridgeshire CB22 3HJ, United Kingdom (“Iontas”);

2	AGENUS INC., a company incorporated under the laws of Delaware with its principal place of business at 3 Forbes Road, Lexington, MA 02421-7305, USA (“Parent”, and on behalf of itself and its affiliates, “Agenus”); and

3	4-ANTIBODY AG a wholly owned subsidiary of Parent incorporated under the laws of Switzerland with its principal place of business at Hochbergerstrasse 60C, CH-4057 Basel, Switzerland (“4AB”).

BACKGROUND

1	Iontas and Agenus are parties to that certain Technology Transfer and License Agreement dated September 25, 2015 (the “Original Agreement”).

2	Iontas and Agenus wish to amend the Original Agreement pursuant to Section 16.1 thereof to make certain adjustments to the Technology Transfer Plan and to provide for additional services as described herein.

3	Defined terms used but not otherwise defined herein shall have the meanings ascribed to them in the Original Agreement.

1	AMENDMENT OBJECTIVES

1.1

Agenus has requested, and Iontas has agreed, to certain changes to the Technology Transfer Plan described in Exhibit A (the “Technology Transfer Plan Changes”) which include Iontas’ provision of 3 dedicated full-time Iontas employees solely for

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Agenus directed activities (the “Initial FTEs”) for 5 months starting on the earliest of 1st November 2016 or the First Amendment Date (the “Start Date”), in lieu of any yet unperformed portions of the Technology Transfer Plan. The aim of the Technology Transfer Plan Changes is to introduce more flexibility into the interaction between Agenus and Iontas. The parties agree that the Technology Transfer Plan Changes shall come into effect upon First Amendment Date.

1.2	In addition to the 3 Initial FTEs, this Amendment also grants to Agenus the option to engage one or more additional Iontas full time employees (“Additional FTEs”) between the First Amendment Date and the first anniversary thereof, subject to any extension agreed in writing between the parties (“Additional FTE Term”). The mechanics of engagement, disposition, management and disengagement of Additional FTEs agreed between the parties are set out in clause 2 below. The Initial FTEs and any Additional FTEs are referred to collectively herein as the “Iontas FTEs”.

2	INITIAL FTE SERVICES AND ADDITIONAL FTE SERVICES

2.1	The parties agree to replace the pending milestone-based work and pending deliverables described in the Iontas Project and Agenus Training Project sections of the original Technology transfer Plan with the services of the 3 Initial FTEs, with effect from the Start Date and continuing until the five-month anniversary thereof.

2.2	From time to time Agenus may request, and Iontas will provide, the services of one or more Additional FTEs subject to the terms and conditions herein.

2.3

Agenus may from time to time notify Iontas that it wishes to deploy or redeploy some or all of the Iontas FTEs in the performance of activities in the area of antibody engineering and selection by phage display on the Agenus library and Agenus materials only, including without limitation affinity maturation and candidate profiling (the “FTE Services”). Iontas shall perform the FTE Services in accordance with Agenus’ written instructions provided by the appointed Agenus manager, with due care, skill and diligence consistent with industry standards, in accordance with the

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standards set forth in clauses 5 and 9 of the Original Agreement, provided that for purposes of this Amendment: (a) references to the “Iontas Project” in such clauses shall mean the FTE Services, and (b) references to the “Technology Transfer Plan” in such clauses shall apply only to the extent the FTE Services include activities described in the Technology Transfer Plan, and shall otherwise mean Agenus’ written instructions for the applicable FTE Services.

2.4	The parties agree that the contents of all reports and all other confidential information, inventions, developments, data discoveries, improvements, ideas and any other works of inventorship or authorship generated, conceived, discovered or reduced to practice or tangible medium by or on behalf of Iontas in performance of the FTE Services shall constitute Work Product as defined in Section 5.7 of the Original Agreement.

2.5	The FTE Services may include the expression of antibodies [********]. To provide such expression services a fee of $[********] will be separately invoiced (Expression Service Fee).

2.6	Except as expressly provided in this Agreement, Iontas shall be entitled to decline, on its own behalf and on behalf of the Iontas FTEs, any instruction from Agenus which, if followed, could, in Iontas’ reasonable opinion, result in Iontas’ breach of any contractual obligation to a third party to refrain from carrying out any competing research and development activities.

2.7	The Iontas FTEs shall be fully dedicated to Agenus and shall not be assigned to perform work for other customers.

2.8	The Iontas FTEs will be and remain at all times employees of Iontas and all rights and obligations under their respective employment contracts, including but not limited to the terms of each such Iontas FTE’s employment and the right to supervise and give instructions to the Iontas FTE, shall exclusively vest in Iontas, but Agenus, through the IONTAS Manager may direct the activities of each such Iontas FTE in connection with the performance of the FTE Services as provided for hereunder, provided that such directions comply with applicable law and with Iontas’ internal rules and policies.

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2.9	Iontas shall provide Agenus with such periodic oral updates as may be reasonably requested from time to time. Iontas shall make all Iontas FTEs available to answer questions from Agenus regarding the FTE Services during regular Iontas business hours.

2.10	In the event that Agenus requires Iontas to provide Additional FTEs it shall notify Iontas in writing at least 30 days prior to the proposed commencement date of the Additional FTEs’ performance of FTE Services specifying the total number of FTE months required and the FTE Activities that will be performed by such Additional FTEs. The minimum commitment for the initial request for Additional FTEs shall be 3 FTE months and shall be subject to the availability of appropriately qualified and experienced Iontas personnel. Agenus shall be entitled from time to time during the Additional FTE Term, upon at least 30 days’ notice in writing, to request Iontas to increase or decrease the number of Additional FTEs, provided that: (a) any such increase shall be subject to the availability of appropriately qualified and experienced Iontas personnel; (b) any such decrease shall be subject to the minimum initial commitment specified above; and (c) any such increase or decrease shall be in blocks of one FTE month. Agenus or Iontas may terminate the FTE Services with respect to one or all Additional FTEs on 3 months prior written notice to the other party. Subject to continued compliance with the quality standards set out in clause 2.3 of this Amendment, Iontas shall be entitled to change the identity of any Additional FTE from time to time with the prior written consent of Agenus, such consent not to be unreasonably withheld or delayed.

2.11	Agenus shall be entitled to request a change in the identity of any Iontas FTE on 30 days’ written notice to Iontas if Agenus reasonably determines that such Iontas FTE is not performing to the standards set forth herein.

2.12	Each Iontas FTE will perform the FTE Services at the Facility using Iontas equipment and materials (but excluding IONTAS libraries), as well as the Research Materials (defined below), and will have the necessary qualifications, expertise and training to perform the FTE Services to the standards of care set forth herein.

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2.13	Agenus shall appoint an Agenus Manager in relation to the Project who shall have the responsibility for directing the FTE Services. The Agenus manager shall be [********] or an alternative nominee confirmed in writing to IONTAS. The Project Manager shall represent Agenus on all day-to-day matters relating to the FTE Services, provided however that no amendment to the Original Agreement or this Amendment shall be valid or binding unless executed by an Agenus officer or vice president in accordance with Section 16.4 of the Original Agreement. Agenus shall use all reasonable commercial endeavours to ensure that the same person acts as Agenus’s Manager throughout the Project, but may, upon reasonable written notice, replace him/her from time to time with a person of appropriate competence where reasonably necessary in the interests of Agenus’s business. Agenus shall notify Iontas in advance of any such change.

2.12	Iontas shall appoint an Iontas Manager in relation to the Project who shall have the responsibility for directing the FTE services. The Iontas Manager shall be [********]. The Project Manager shall represent Iontas on all day-to-day matters relating to the FTE Services, provided however that no amendment to the Original Agreement or this Amendment shall be valid or binding unless executed by an Iontas officer in accordance with Section 16.4 of the Original Agreement. Iontas shall use all reasonable commercial endeavours to ensure that the same person acts as Iontas’s Manager throughout the Project, but may, upon reasonable written notice, replace him/her from time to time with a person of appropriate competence where reasonably necessary in the interests of Iontas’s business. Iontas shall notify Agenus in advance of any such change

3	COMMERCIAL TERMS

3.1

Clause 7 of the Original Agreement provided a schedule of milestone payments based on the achievement of certain trigger events or milestone date. The parties agree that the values and payment terms for the remaining milestone payments shall be retained save that such payments shall no longer be conditional upon the

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achievement of any specific milestones or trigger events. Such payments shall instead be deemed to be the consideration payable in respect of the Initial FTEs, provided that Iontas is in compliance with its obligations under the Original Agreement as amended by this Amendment. In the event of any dispute arising out of or in connection with the Original Agreement (as amended by this Amendment) that cannot be resolved pursuant to Article 15 of the Original Agreement, Agenus will pay Iontas pro-rata for the period preceding the dispute and undertake good faith efforts to resolve the dispute as set out in Clause 16 of the Original Agreement. The revised invoicing schedule shall be as follows and the payment terms shall be as set out in clause 7.2 of the Original Agreement:

Milestone No.	Payment sum		Agreed date for invoicing
3	$	[********]	26th September 2016
4	$	[********]	1st March 2017
5	$	[********]	1st March 2017
6	$	[********]	1st June 2017

3.2	Agenus shall pay Iontas $[********] plus VAT per Additional FTE per FTE month by bank transfer (“FTE Fee”), based on an annualized rate of $[********] per annum per FTE. In addition to the FTE Fees payable to Iontas, Agenus shall reimburse Iontas for any amounts paid for consumables or other pass-through costs incurred at the instruction of Agenus in performance of the FTE Services. Iontas shall provide Agenus with monthly invoices detailing any such pass-through costs. Iontas’ invoices for Additional FTEs shall be as set out in clause 7.2 of the Original Agreement.

3.3	The parties hereby acknowledge and agree that payment of the milestones due in accordance with the above schedule shall satisfy Agenus’ obligation to make the License Payment under Clause 12.13 of the Original Agreement.

4	RESEARCH MATERIALS

4.1	Agenus may provide to Iontas certain research materials (“Research Material”) in order to enable Iontas to perform the FTE Services. Iontas shall use the Research

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Material solely to perform the FTE Services and for no other purpose, and Iontas shall store, handle, transport and use the Research Material in accordance with all applicable laws and regulations and as instructed by Agenus. Iontas shall use reasonable commercial efforts to keep the Research Material secure and safe from loss, damage, theft, misuse and unauthorized access. Iontas shall not distribute the Research Material to any third party unless Agenus has given its prior written consent.

4.2	Iontas understands that the Research Material is experimental in nature. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, THE RESEARCH MATERIAL IS SUPPLIED TO IONTAS AS-IS, WITH NO WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED. AGENUS HEREBY DISCLAIMS ALL WARRANTIES, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, AGENUS MAKES NO REPRESENTATIONS THAT THE RESEARCH MATERIALS ARE VIABLE, SAFE, NON-TOXIC OR FREE FROM CONTAMINANTS OR FROM ANY INFECTIOUS OR HARMFUL AGENTS. Without limiting the foregoing, Agenus agrees to disclose any known hazardous properties and/or required specialized handling procedures to Iontas, and Iontas agrees that it shall use the Research Material in strict accordance with Agenus’s written instructions. Iontas shall not use the Research Material on humans or animals.

4.3	The Research Material is owned by, and is the Confidential Information of, Agenus and shall remain the sole property of Agenus after Agenus provides such Research Material to Iontas. Agenus remains entitled to distribute the Research Material to third parties and to use such Research Material for Agenus’s own purposes. The transmittal of the Research Material does not constitute and shall not be construed as the grant or transfer of a license or other right by Agenus to Iontas with respect to the Research Material other than rights expressly granted to Iontas in this Agreement. Notwithstanding the exceptions set forth in the Original Agreement, (a) all information regarding the Research Material shall constitute Confidential Information of Agenus, and (b) all information provided to Agenus in any reports or updates pursuant to clause 2.8 of this Amendment shall constitute Confidential Information of Agenus.

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4.4	Each Iontas FTE shall execute a confidentiality agreement with Agenus substantially in the form attached to this Agreement as Exhibit B as a condition of being assigned as an Iontas FTE.

5	MISCELLANEOUS

5.1	This Amendment together with the Original Agreement shall be read and construed as a single document. Except as expressly amended by this Amendment, the Original Agreement remains unchanged and in full force and effect. In the event of any conflict between the terms of the Original Agreement and the terms of this Amendment, the terms of this Amendment shall prevail and the terms of the Original Agreement shall be construed (or deemed amended) so as to give full effect to this Amendment.

AS WITNESS the duly authorised representatives of each of the parties the day and year first before written.

SIGNED by	)
for and on behalf of	)	/s/ John McCafferty
IONTAS LIMITED	)	John McCafferty, Chief Executive Officer

SIGNED by for and on behalf of	) )	/s/ Alexander Duncan
AGENUS INC.	)	Alexander Duncan, Chief Technology Officer

SIGNED by	)
for and on behalf of	)	/s/ Christine M. Klaskin
4-Antibody AG	)	Christine M. Klaskin, Director